EXHIBIT 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Constance Griffiths
Public Relations
949.672.7891
constance.griffiths@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES FIRST QUARTER REVENUE OF $714 MILLION
AND NET INCOME OF TWO CENTS PER SHARE, INCLUDING INTEGRATION OF
NEW HEAD OPERATIONS

Company Achieves Substantial Year-Over-Year Improvement in Operating Performance

LAKE FOREST, Calif. — Oct. 23, 2003 — Following the successful integration of its newly-acquired head manufacturing operations and reflecting continued excellent operational execution, Western Digital Corp. (NYSE: WDC) today reported revenues of $714 million on shipments of 11.3 million units, and net income of $5 million, or $.02 per share, for its first fiscal quarter ended Sept. 26, 2003, including the impact of the Read-Rite asset acquisition. Excluding this impact, net income would have been $53 million, or $.25 per share.1

[1] The net income amount of $53 million, or $.25 per share, is a non-GAAP measure that excludes $45 million of start-up expenses and other one-time charges and $5 million of head-design research and development expenses related to the acquisition of the Read-Rite assets, reduced by $2 million, the amount of tax expense that would have been recorded had these charges not been incurred.

Western Digital Announces First Quarter Revenue of $714 Million and
Net Income of Two Cents Per Share, Including Integration of New
Head Operations

     Revenues grew 23 percent and unit volume 31 percent from the year-earlier amounts, fueled by the company’s leadership position in the desktop PC hard drive market and its participation in new markets for hard drive technology. Unit shipments into the personal entertainment markets for game consoles and digital video recorders totaled approximately 1.1 million. In first quarter fiscal 2003, Western Digital reported revenue of $583 million on shipments of 8.6 million units, and net income of $22 million, or $.11 per share.

     “Our first quarter performance attests to our continued focus on sustained profitability, strong execution and product positioning in the desktop PC hard drive business, and our rapid integration of the acquired Read-Rite assets,” said Matt Massengill, chairman and chief executive officer. “The head operation is meeting or exceeding every one of our operational goals and is on target to be accretive to our financial performance in the December 2003 quarter.”

     “We saw strong demand toward the end of the quarter as our customers prepared for the year-end season and we continued to grow our business in Asia-Pacific, the fastest growing region in the world for desktop PCs. Asia-Pacific represented 32 percent of our Q1 revenue, compared with just 19 percent in the year-ago quarter.

     “We continue to be the leading hard drive supplier in the deployment of Serial ATA technology in the enterprise space and we were pleased to announce that Dell Inc. is offering its customers Western Digital’s enterprise-class WD Raptor™ drives on its Precision™ workstation and Dimension™ PC models.”

     The investment community conference call to discuss these results and the company’s outlook will be broadcast live over the Internet today at 2 p.m. PDT/5 p.m. EDT. The call will be

Western Digital Announces First Quarter Revenue of $714 Million and
Net Income of Two Cents Per Share, Including Integration of New
Head Operations

accessible live and on an archived basis on the company’s Web site at the following link: http://www.westerndigital.com/invest — click on Conference Calls. A telephone replay will also be available at 402.998.1023.

About Western Digital

     Western Digital, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

     Western Digital was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital brand name. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

     This release contains forward-looking statements, including statements relating to the accretive effect on earnings of the acquisition of Read-Rite assets; and growth of desktop PC sales in Asia-Pacific. The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: difficulties in ramping to volume production a new, complex head manufacturing operation; availability and cost of specialized product components; levels of operating expense and product cost; supply and demand conditions in the hard drive industry; uncertainties related to the development and introduction of products based on new technologies; changes in product and customer mix; pricing trends; actions by competitors; successful entry into new markets by the

Western Digital Announces First Quarter Revenue of $714 Million and
Net Income of Two Cents Per Share, Including Integration of New
Head Operations

company; and other factors discussed in our recent SEC filings, including but not limited to our Form 10-K for fiscal 2003. We undertake no obligation to update our forward-looking statements to reflect new information or events or for any other reason.

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WD Raptor is a trademark and Western Digital and the Western Digital logo are registered trademarks of Western Digital Technologies, Inc. All other trademarks herein are property of their respective owner.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)
(unaudited)

	Three Months Ended

	Sep. 26,	Jun. 27,	Sep. 27,
	2003	2003	2002

Revenue, net	$714.2	$680.3	$582.9
Cost of revenue	618.0	587.1	499.3

Gross margin	96.2	93.2	83.6

Operating expenses:
Research and development	63.7	33.6	31.9
Selling, general and administrative	27.6	31.2	26.4

Total operating expenses	91.3	64.8	58.3

Operating income	4.9	28.4	25.3
Net interest and other income (expense)	0.3	3.9	(1.3)

Income before income taxes	5.2	32.3	24.0
Income tax expense	0.2	1.3	1.8

Net income	$5.0	$31.0	$22.2

Net income per common share:
Basic	$.02	$.16	$.12

Diluted	$.02	$.15	$.11

Common shares used in computing per share amounts:
Basic	204.1	200.0	192.5

Diluted	215.9	213.5	196.8

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)
(unaudited)

	Sep. 26,	Jun. 27,
	2003	2003

ASSETS
Current assets:
Cash and cash equivalents	$285.8	$393.2
Accounts receivable, net	328.7	243.9
Inventories	122.9	97.8
Other	12.6	9.2

Total current assets	750.0	744.1
Property and equipment, net	213.7	122.1
Other assets, net	37.9	—

Total assets	$1,001.6	$866.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$402.6	$352.3
Accrued expenses	181.1	153.4

Total current liabilities	583.7	505.7
Other liabilities	23.6	33.1
Long term debt	50.0	—
Shareholders’ equity:
Common stock	2.1	2.0
Additional paid-in capital	671.4	659.6
Accumulated deficit	(329.2)	(334.2)

Total shareholders’ equity	344.3	327.4

Total liabilities and shareholders’ equity	$1,001.6	$866.2